                                                                   EXHIBIT 10.10




                                 LOAN AGREEMENT


                                 BY AND BETWEEN


                           M&I MARSHALL & ILSLEY BANK


                                      AND


                             AMCORE FINANCIAL, INC.


                         DATED AS OF DECEMBER 31, 1999

                                 LOAN AGREEMENT

             THIS LOAN AGREEMENT is made as of December __, 1999 by and between AMCORE FINANCIAL, INC, and M&I MARSHALL & ILSLEY BANK.

             IN CONSIDERATION of the mutual covenants, conditions and agreements set forth herein, it is hereby agreed that:

                                    ARTICLE I
                                   DEFINITIONS

             1.1 Definitions. When used in this Loan Agreement, the following terms shall have the meanings specified:

             "Affiliate" shall mean any Person: (a) that directly or indirectly controls, or is controlled by, or is under common control with, the Company or any Subsidiary; (b) that directly or indirectly beneficially owns or holds twenty percent (20%) or more of any class of voting stock of the Company or any Subsidiary; (c) twenty percent (20%) or more of the voting stock of which Person is directly or indirectly beneficially owned or held by the Company or any Subsidiary; (d) that is an officer or director of the Company or any Subsidiary;
(e) of which an Affiliate is an officer or director; or (f) who is related by blood, adoption or marriage to an Affiliate. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.


             "Automatic Event of Default" shall mean any one or more of the following:

             (a) The Company or any of its Subsidiaries shall: (i) have an order for relief entered with respect to it under the federal bankruptcy laws as now or hereafter in effect; (ii) make an assignment for the benefit of creditors;
(iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property; (iv) institute any proceeding seeking an order for relief under the federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it; (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this paragraph (a) or (vi) fail to contest in good faith any appointment or proceeding described in paragraph (b) below; or

             (b) without the application, approval or consent of the Company or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in paragraph
(a)(iv) above shall be instituted against the Company or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) consecutive days.

             "Banking Subsidiary means any Subsidiary which is a bank or thrift organized under the laws of the United States or any state thereof.

             "Business Day" shall mean any day other than a Saturday, Sunday, public holiday or other day when commercial banks in Wisconsin are authorized or required by Law to close.

             "Capital Commitment" means any commitment by the Company or any of its Subsidiaries to the Federal Deposit Insurance Corporation, the Resolution Trust Corporation, the Director of the Office of Thrift Supervision, the Comptroller of the Currency or the Board of Governors of the Federal Reserve System, or any of their predecessors or successors, to maintain the capital of an insured depository institution in a required amount, within the meaning of
Section 365(o) of Title 11, United States Code, as amended or supplemented from time to time.

             "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Company.

             "Closing Date" shall mean the date of the consummation of the transactions evidenced by this Loan Agreement.

             "Commercial Paper" means the interest bearing or discounted short-term unsecured debt obligations issued by the Company under the Commercial Paper Agreement.

             "Commercial Paper Agreement" means the Commercial Paper Placement Agreement dated as of November 10, 1995 between the Company and M&I, together with the Exhibits attached thereto, as the same shall be amended from time to time in accordance with the terms thereof.

             "Company" shall mean AMCORE Financial, Inc., a Nevada corporation.

             "Compliance Certificate" means a compliance certificate, in substantially the form of Exhibit A hereto, signed by the Company's chief financial officer, stating, among other things, that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

             "Consolidated Financial Statements" means the Consolidated Financial Statements for Bank Holding Companies With Total Consolidated Assets of $150 Million or More, or With More Than One Subsidiary Bank--FR Y-9 C, as such report may be amended or modified from time to time, and any similar report required to be filed by the Company.

             "Default" shall mean any event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

             "Environmental Laws" means all Laws, judgments, decrees, permits, licenses, agreements and other governmental restrictions, now or at any time hereafter in effect, relating to: (a) the emission, discharge or release of pollutants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances, materials or wastes into the environment; or (b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes; or (c) the investigation, clean-up or remediation thereof.

             "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and as in effect from time to time.

             "Event of Default" shall mean any Automatic Event of Default or any Notice Event of Default.

             "FRB" shall mean the Board of Governors of the Federal Reserve System.

             "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America, applied by the Company and its Subsidiaries on a basis consistent with the preparation of the Company's most recent financial statements furnished to M&I pursuant to Section 6.2 hereof.

             "Indebtedness" shall mean all liabilities or obligations of the relevant Person, whether primary or secondary or absolute or contingent: (a) for borrowed money or for the deferred purchase price of property or services (excluding trade obligations incurred in the ordinary course of business, which are not the result of any borrowing); (b) as lessee under leases that have been or should be capitalized according to GAAP; (c) evidenced by notes, bonds, debentures or similar obligations; (d) under any guaranty or endorsement (other than in connection with the deposit and collection of checks in the ordinary course of business), and other contingent obligations to purchase, provide funds for payment, supply funds to invest in any Person, or otherwise assure a creditor against loss; or (e) secured by any Liens on assets of such Person, whether or not the obligations secured have been assumed by such Person.

             "Law" shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations, interpretations and orders promulgated thereunder.

             "LIBOR" shall mean an annual rate of interest equal to the Adjusted Interbank Rate (as defined immediately below), which rate shall change on the first day of each calendar month. Each change in any rate of interest computed by reference to LIBOR shall take effect on the first day of each calendar month.

         "Adjusted Interbank Rate" means an annual rate for any calendar month (rounded upwards, if necessary, to the nearest 1/100 of 1%), determined pursuant to the following formula:


                    Adjusted Interbank Rate = Interbank Rate
                                              ---------------------
                                              1 - Interbank Reserve
                                                     Requirement

         "Interbank Rate" means with respect to any Loan, the rate per annum equal to the rate (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted as the rate at which dollar deposits in immediately available funds are offered on the first day of each calendar month in the interbank Eurodollar market on or about 9:00 A.M. Milwaukee time for a period of one (1) calendar month and in an amount equal to or comparable to the amount of such Loan. If the first day of any calendar month is not a Business Day, the Interbank Rate shall be established on the preceding Business Day. Each such determination shall be conclusive and binding upon the parties hereto in the absence of demonstrable error. M&I currently uses the Knight Ridder Information Service to provide information with respect to the interbank Eurodollar market, but M&I may change the service providing such information at any time.

         "Interbank Reserve Requirement" means a percentage (expressed as a decimal) equal to the aggregate reserve requirements in effect on the first day of each calendar month (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during each calendar month) specified for "Eurocurrency Liabilities" under Regulation D of the FRB, or any other regulation of the FRB which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D, as then in effect, as applicable to the class or classes of banks of which M&I is a member. As of the date of this Loan Agreement, the Interbank Reserve Requirement is 0%.

             "Lien" shall mean, with respect to any asset: (a) any mortgage, pledge, lien, charge, security interest or encumbrance of any kind; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

             "Line of Credit Commitment" shall mean the commitment of M&I to make Line of Credit Loans to the Company up to a maximum aggregate principal amount outstanding from time to time equal to Fifty Million Dollars ($50,000,000) minus the aggregate outstanding principal amount owing under the Company's Commercial Paper.

             "Line of Credit Loans" shall mean the loans made from time to time to the Company by M&I pursuant to Section 2.1 of this Loan Agreement.

             "Line of Credit Note" shall mean a promissory note issued by the Company and payable to the order of M&I evidencing the Line of Credit Loans and in substantially the form of Exhibit B attached hereto, as such note may be amended or amended and restated from time to time and all extensions, renewals or refinancings thereof and all substitutions therefor and replacements thereof.

             "Line of Credit Termination Date" shall mean the earlier of: (a) April 30, 2000; or (b) the date that the Line of Credit Commitment is terminated pursuant to Section 7.1 of this Loan Agreement.

             "Loan" or "Loans" shall mean the Line of Credit Loans.

             "Loan Agreement" shall mean this Loan Agreement, together with the Exhibits and any Schedules attached hereto, as the same shall be amended from time to time in accordance with the terms hereof.

             "M&I" shall mean M&I Marshall Ilsley Bank, a Wisconsin banking corporation.

             "Non-Performing Loans" means: (i) the total of loans which are placed on a nonaccrual status; (ii) the total of loans which are past due 90 days or more and are still accruing; and (iii) the total of loans and leases restructured and in compliance with modified terms, in each case determined in a manner consistent with that used in preparing the Company's Consolidated Financial Statements.

             "Note" shall mean the Line of Credit Note.

             "Notice Event of Default" shall mean any one or more of the following:

             (a) the Company shall fail to pay any installment of the principal of or interest upon the Note within five (5) business days of the date when due; or

             (b) there shall be a default in the performance or observance of any of the covenants and agreements contained in Section 3.3, Article V or Sections 6.1(a), 6.2, 6.4, 6.5, 6.8, 6.9, 6.10, 6.11, 6.12, 6.13, 6.14 or 6.15
of this Loan Agreement; or

             (c) there shall be a default in the performance or observance of any of the other covenants, agreements or conditions contained in this Loan Agreement, the Note or any other document, agreement or instrument delivered in connection with this Loan Agreement and such default shall have continued for a period of thirty (30) calendar days after notice thereof from M&I to the Company; or

             (d) any representation or warranty made by the Company in this Loan Agreement or in any document or financial statement delivered pursuant to this Loan Agreement shall prove to have been false in any material respect as of the time when made or given; or

             (e) final judgments shall be entered against the Company or any Subsidiary which, when added to other final judgments against the Company and all Subsidiaries exceeds the aggregate amount of $1,000,000 and such final judgments shall remain outstanding and unsatisfied, unbonded or unstayed after thirty (30) days from the date of entry thereof; provided that no final judgment shall be included in the calculation under this subsection to the extent that the claim underlying such judgment is covered by insurance and defense of such claim has been tendered to and accepted by the insurer without reservation; or

             (f) (i) any Reportable Event (as defined in ERISA) shall have occurred which constitutes grounds for the termination of any Plan by the PBGC or for the appointment of a trustee to administer any Plan, or any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate court to administer any Plan, or the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, or the Company or any trade or business which together with the Company would be treated as a single employer under Section 4001 of ERISA shall withdraw in whole or in part from a multi-employer Plan; and (ii) the aggregate amount of the Company's liability for all such occurrences, whether to a Plan, the PBGC or otherwise, may exceed

$1,000,000 and such liability is not covered, for the benefit of the Company, by insurance; or

             (g) the Company or any Subsidiary shall: (i) fail to pay any amount of principal or interest when due (whether by scheduled maturity, required prepayment, acceleration or otherwise) under any Indebtedness (other than the
Note) in an aggregate amount of $1,000,000 or more and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness when required to be performed or observed, and such failure shall not be waived and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit acceleration of, with the giving of notice if required, the maturity of such Indebtedness; or

             (h) the occurrence of any default or event of default under any other loan agreement, credit agreement, letter of credit application or other document or instrument evidencing obligations of the Company or any Subsidiary to M&I or otherwise in respect of any credit accommodation extended to the Company or any Subsidiary by M&I;

             (i) any Change in Control shall occur; or

             (j) any conservator or receiver shall be appointed for the Company or any Banking Subsidiary under the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as it may be amended or supplemented from time to time; or

             (k) any Banking Subsidiary shall cease to be insured under the Federal Deposit Insurance Act of 1959, as amended, or a cease and desist order shall be issued against the Company or any Subsidiary pursuant to 12 U.S.C. 1818(b) or (c) or any similar applicable provision of state law; or

             (1) the Company or any Subsidiary shall enter into any Capital Commitment with any federal or state regulator or any such regulator shall require the Company or any Subsidiary to submit a capital maintenance or restoration plan or the Company or any Subsidiary shall cease to be in compliance with any such Capital Commitments or plans existing on the date of this Loan Agreement; or

             (m) the Company shall default in the payment of any Commercial Paper or shall breach any term of the Commercial Paper Agreement.

             "PBGC" shall mean the PBGC or any entity succeeding to any or all of its functions under ERISA.

             "Permitted Indebtedness" shall mean: (a) Indebtedness to M&I (b) Indebtedness of any Subsidiary which is a bank incurred in the ordinary course of its business to depositors or customers as such or in connection with transactions in Federal funds and interbank credit facilities, including Indebtedness or obligations by reason of any deposits with it or funds collected by it, any banker's acceptance or letter of credit, check, note, certificate of deposit, money order, receipt, draft or bill of exchange issued, accepted or endorsed by it, any discount with, borrowing from, or other obligation to, any Federal Reserve Bank, any borrowing from the Federal Home Loan Bank, any agreement made by it, to purchase or repurchase securities, loans or Federal funds or any interest or participation in any thereof, any transaction in the nature of an extension of credit, whether in the form of a commitment, guarantee or otherwise, undertaken for the account of a third party with the application of the same banking considerations that would be applicable if the transaction were a loan to such party, and any transaction in which it acts solely in a fiduciary or agency capacity; (c) Indebtedness of any Subsidiary which is not a bank incurred in the ordinary course of its business; and (d) unsubordinated Indebtedness for borrowed money not to exceed $25,000,000 in the aggregate.

             "Person" shall mean and include an individual, partnership, limited liability entity, corporation, trust, incorporated organization and a government or any department or agency thereof.

             "Plan" shall mean each pension, profit sharing, stock bonus, thrift, savings and employee stock ownership plan established or maintained, or to which contributions have been made, by the Company or any trade or business which together with the Company would be treated as a single employer under
Section 4001 of ERISA.

             "Prime Rate" shall mean the prime rate of interest adopted by M&I from time to time as the base rate for interest rate determinations. Each change in any rate of interest computed by reference to the Prime Rate shall take effect on the effective date of any change in the Prime Rate.

             "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

             "Subsidiary" shall mean any Person at least fifty percent (50%) of the outstanding ownership interest of which (of any class or classes, however designated, having ordinary voting power for the election of at least a majority of the members of the board of directors or other managing body of such Person, other than ownership interests having such power only by reason of the happening of a contingency) shall at the time be owned by the Company directly or through one or more Subsidiaries.

             "Substantial Portion" means, with respect to the Property of the Company and its Subsidiaries, Property which: (i) represents more than 10% of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

         1.2 Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of like import when used in this Loan Agreement shall refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Loan Agreement, it shall be done in accordance with GAAP except that the terms used in Sections 6.10, 6.11, 6.12,
6.13 and 6.14 shall be defined as provided for in those sections.

                                   ARTICLE II
                                    THE LOAN

         2.1 Line of Credit Loans. (a) From time to time prior to the Line of Credit Termination Date, M&I agrees to make Line of Credit Loans to the Company subject to the terms and conditions set forth in this Loan Agreement. The amount of Line of Credit Loans outstanding at any one time shall never exceed an amount equal to the Line of Credit Commitment. All Line of Credit Loans shall be evidenced by the Line of Credit Note, the Company being obligated, however, to pay the amount of Line of Credit Loans actually made (including any over advances), together with interest on the amount which remains outstanding from time to time. The Company may borrow, repay and reborrow under this Section subject to the terms and conditions of this Loan Agreement. The Line of Credit Note shall mature on the Line of Credit Termination Date.

             (b) The initial Line of Credit Loan shall be in an integral multiple of One Hundred Thousand Dollars and not less than Five Hundred Thousand Dollars ($500,000). Each subsequent Line of Credit Loan shall be in an integral multiple of One Hundred Thousand Dollars ($100,000).

             (c) The proceeds of the Line of Credit Loans shall be used as a back-up line of credit to support the issuance of the Company's Commercial Paper or in the event that the Company or its agent is unable to place the Company's Commercial Paper.

             2.2 Interest. (a) The unpaid principal of all Line of Credit Loans shall bear interest at either: (i) LIBOR quoted for each calendar month plus 1.375%; or (ii) the Prime Rate, as selected the Company upon written or telephonic notice at least one (1) Business Day prior to the end of any calendar month. Each such notice shall be effective upon receipt by M&I, and must be received by 12:30 P.M., Milwaukee time, to be considered as received on the day given. Any interest rate conversion for all Line of Credit Loans shall be effected only on the first day of any calendar month. Absent receipt by M&I of a notice of interest rate conversion, all Line of Credit Loans shall continue to bear interest at the interest rate option previously selected by the Company. If the Line of Credit Loans bear interest at the Prime Rate, such rate shall automatically change on the effective date of each change in the Prime Rate, and if the Line of Credit Loans bear interest by reference to LIBOR, such rate shall automatically change on the first day of each calendar month in accordance with the terms hereof.

             (b) In the event that any amount of the principal of, or interest on, the Note is not paid on the date when due (whether at stated maturity, by acceleration or otherwise), the entire principal amount outstanding under the Note shall bear interest, in addition to the interest otherwise payable under the Note and to the extent permitted by Law, at the annual rate of two percent (2.0%) from the day following the due date until all such overdue amounts have been paid in full.

             (c) All interest and other amounts due under this Loan Agreement and the Note shall be computed for the actual number of days elapsed on the basis of a 360 day year.

         2.3 Payments. (a) The outstanding unpaid principal balance of the Line of Credit Loans shall be paid in full on the Line of Credit Termination Date.

             (b) Interest accrued on the Line of Credit Loan through the last day of each month (including in the case of the first interest payment, interest accrued from the Closing Date) shall be paid on the fifth day of the next month, commencing on January 5, 2000 and continuing thereafter until all principal of and accrued interest on the Line of Credit Loans is repaid in full.

             (c) All payments of principal and interest on account of the Note and all other payments made pursuant to this Loan Agreement shall be delivered to M&I, 770 North Water Street, Milwaukee, Wisconsin 53202, Attention:
Correspondent Banking or at such other place as M&I or any holder of the Note shall designate in writing to the Company, in immediately available funds by 12:00 noon, Milwaukee time on the date when due, and if received after such time on any day shall be deemed to have been made on the next Business Day. Whenever any payment to be made under this Loan Agreement or under the Note shall be stated to be due on a day which is not a Business Day, the day for such payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in the computation of interest. The Company hereby authorizes M&I to debit its deposit accounts at M&I, if any, for all payments of principal and interest due and owing on the Loans and for all other payments due and owing under this Loan Agreement.

             (d) All payments owed by the Company to M&I under this Loan Agreement and the Note shall be made without any counterclaim and free and clear of any restrictions or conditions and free and clear of, and without deduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed on the Company by any governmental or other authority. If the Company is compelled by Law to make any such deductions or withholdings it will pay such additional amounts as may be necessary in order that the net amount received by M&I after such deductions or withholdings, shall equal the amount M&I would have received had no such deductions or withholdings been required to be made, and it will provide M&I with evidence satisfactory to M&I that it has paid such deductions or withholdings.

         2.4 Prepayments. The Company may, from time to time and without premium or penalty, prepay the Line of Credit Loans in whole or in part.

         2.5 Commitment Fee. On the last day of January, April, July and October in each year, beginning on January 31, 2000 and continuing until the Line of Credit Termination Date (with a proportionate fee due on the Line of Credit Termination Date), the Company agrees to pay to M&I a commitment fee, computed at the rate of 0.1875% per annum, on the daily average amount by which the Line of credit commitment exceeds the daily average amount of Line of Credit Loans outstanding during the previous fiscal quarter.

         2.6 Recordkeeping. M&I shall record in its records the date and amount of each Loan and each repayment of the Loans. The aggregate amounts so recorded shall be rebuttable presumptive evidence of the principal and interest owing and unpaid on the Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company under this Loan Agreement or under the Note to repay the principal amount of the Loans together with all interest accruing thereon.

         2.7 Increased Costs. If Regulation D of the FRB, or the adoption of any applicable law, rule or regulation of general application, or any change therein, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by M&I with any request or directive of general application (whether or not having the force of law) or any such authority, central bank or comparable agency:

         (a) shall subject M&I to any tax, duty or other charge with respect to the Loans or the Note, or shall change the basis of taxation of payments to M&I of the principal of or interest on the Loans or any other amounts due under this Loan Agreement in respect of the Loans (except for changes in the rate of tax on the overall net income of M&I) or

         (b) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to this Loan Agreement), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, M&I or

         (c) shall affect the amount of capital required or expected to be maintained by M&I or any corporation controlling M&I; or

         (d) shall impose on M&I any other condition affecting the Loans or the Note;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) M&I of making or maintaining any Loan hereunder, or to reduce the amount of any sum received or receivable by M&I under this Loan Agreement or under the Note with respect thereto, then within ten (10) days after demand by M&I (which demand shall be accompanied by a statement setting forth the basis of such demand), the Company shall pay directly to M&I such additional amount or amounts as will compensate M&I for such increased cost or such reduction. Determinations by M&I for purposes of this Section of the effect of any change in applicable laws or regulations or of any interpretations, directives or requests thereunder on its costs of making or maintaining the Loans hereunder, or sums receivable by it in respect of Loans, and of the additional amounts required to compensate M&I in respect thereof, shall be conclusive, absent manifest error.

         2.8 Warranty. Each notice of borrowing or conversion shall automatically constitute a warranty by the Company to M&I that, on the requested date of such Loan or continuation or conversion, as the case may be: (a) all of the representations and warranties of the Company contained in this Loan Agreement shall be true and correct on such date as though made on such date; and (b) no Default or Event of Default shall exist on such date.

         2.9 Deposits Unavailable or Interest Rate Unascertainable.

         (a) If M&I is advised that deposits in dollars (in the applicable amount) are not being offered to banks in the relevant market for a period of one (1) calendar month, or M&I otherwise determines (which determination shall be binding and conclusive on all parties) that by reason of circumstances affecting the interbank Eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Interbank Rate; or

         (b) If lenders similar to M&I have determined that the Interbank Rate will not adequately and fairly reflect the cost to such lenders of maintaining or funding loans based on the Interbank Rate, or that the making or funding of such Interbank Rate loans has become impracticable as a result of an event occurring after the date of this Loan Agreement which in the opinion of M&I materially affects such Interbank Rate loans;

then so long as such circumstances shall continue, M&I shall not be under any obligation to make or continue Loans based on the Interbank Rate and on the first Business Day of the next calendar month, such Loans shall bear interest at the Prime Rate.

         2.10 Change in Law Rendering Interbank Rate Loans Unlawful. In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it unlawful for M&I to make, maintain or fund Loans based on the Interbank Rate, then: (a) M&I shall promptly notify the Company; (b) the obligation of M&I to make or continue Loans based on the Interbank Rate shall be suspended for the duration of such unlawfulness; and (c) on the first Business Day of the next calendar month, such Loans shall bear interest at the Prime Rate.

                                   ARTICLE III
                                   CONDITIONS

         3.1 General Conditions. The obligation of M&I to make any Loan is subject to the satisfaction on the date hereof and on the date of each Loan, of the following conditions:

               (a) the representations and warranties of the Company contained in this Loan Agreement shall be true and accurate on and as of such date;

               (b) there shall not exist on such date any Default or Event of Default;

               (c) the making of the relevant Loan shall not be prohibited by any applicable Law and shall not subject M&I to any penalty under or pursuant on any applicable Law; and

               (d) M&I shall have received all documents required by this Loan Agreement to be delivered to M&I.

         3.2 Deliveries at Closing. The obligations of M&I to make any Loan is further subject to the condition precedent that M&I shall have received each of the following (each to be properly executed, dated and completed) on or before the Closing Date:

               (a) this Loan Agreement;

               (b) the Line of Credit Note;

               (c) a Compliance Certificate, in the form of Exhibit A attached to this Loan Agreement, containing information as of the Closing Date;

               (d) a certificate of the Secretary of State of Nevada as to the good standing of the Company, dated as of a recent date;

               (e) opinion of counsel;

               (f) a certificate of the Secretary or Assistant Secretary of the Company, dated the Closing Date and in the form of Exhibit C attached to this Loan Agreement, as to: (i) the incumbency and signature of the officers of the Company who have signed or will sign this Loan Agreement, the Note, and any other documents or materials to be delivered by the Company to M&I pursuant to this Loan Agreement; (ii) the adoption and continued effect of resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Loan agreement; (iii) the accuracy and completeness of copies of the articles or certificate of incorporation and bylaws of the Company I as amended to date; and (iv) the name, title and signature of each authorized officer; and

               (g) such additional supporting documents and materials as M&I or its counsel may reasonably request.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

               The Company hereby represents and warrants to M&I as follows:

         4.1 Organization and Qualification. The Company is a corporation duly and validly organized and existing and in good standing under the laws of the State of Nevada and has the corporate power and all necessary licenses, permits and franchises to own its assets and properties and to carry on its business and has received all necessary approvals to conduct its business as a registered bank holding company, as that phrase is defined in the Bank Holding Company Act of 1956, as amended, and has made all filings presently required or contemplated by such act and will make all filings required in the future by such act and is not in violation of such act. The Company is duly licensed or qualified to do business in all jurisdictions in which failure to do so would have a material adverse effect on its business or financial condition.

         4.2 Subsidiaries. Each of the Subsidiaries is a corporation duly and validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and all necessary licenses, permits and franchises to own its assets and properties and to carry on its business. Each Subsidiary is duly licensed or qualified to do business in all jurisdictions in which failure to do so would have a material adverse effect on its business or financial condition.

         4.3 Financial Statements. All of the financial statements of the Company and its Subsidiaries heretofore furnished to M&I are accurate and complete, were prepared in accordance with GAAP consistently applied throughout all periods and fairly present the financial condition and the results of operation of the relevant Person for the periods and as of the relevant dates thereof. There has been no material adverse change in the business, properties or condition, financial or otherwise, of the Company and its Subsidiaries since the date of the latest of such financial statements.

         4.4 Authorization; Enforceability. The making, execution, delivery and performance of this Loan Agreement and the Note by the Company and compliance with their respective terms by the Company have been duly authorized by all necessary corporate action. This Loan Agreement and the Note are the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

         4.5 Absence of Conflicting Obligations. The making, execution, delivery and performance of this Loan Agreement and the Note and compliance with their respective terms do not violate any presently existing provision of Law or the articles of incorporation or bylaws of the Company or any Subsidiary or any agreement to which the Company or any Subsidiary is a party or by which it is bound.

         4.6 Taxes. The Company and each Subsidiary have filed all federal, state, foreign and local tax returns which were required to be filed (subject to any valid extensions of the time for filing), and have paid or made provision for the payment of all taxes owed by them, and no tax deficiencies have been assessed or, to the Company's knowledge, proposed against the Company or any Subsidiary.

         4.7 Absence of Litigation. Neither the Company nor any Subsidiary is a party to, nor so far as is known to the Company is there any threat of, any litigation or administrative proceeding which would, if adversely determined, cause any material adverse change in the assets and properties of, or any material impairment of the right to carry on the business as now conducted by, or would cause any material adverse effect on the financial condition of, the Company or any Subsidiary.

         4.8 Guarantees; Undisclosed Liabilities. Except pursuant to the deposit and collection of checks in the ordinary course of business, neither the Company nor any Subsidiary has guaranteed or become a surety or is otherwise contingently liable for the obligations of any other Person, except for Permitted Indebtedness. Neither the Company nor any Subsidiary has any liabilities of any nature not disclosed in the financial statements supplied by the Company to M&I.

         4.9 Accuracy of Information. All information, certificates or statements by the Company or any Subsidiary given in, or pursuant to, this Loan Agreement shall be accurate, true and complete when given.

         4.10 Title to Property. The Company and each Subsidiary have good and marketable title to their respective assets and properties and there are no Liens on any of the stock of the Company's Subsidiaries.

         4.11 Federal Reserve Regulations. The Company will not, directly or indirectly, use the proceeds of the Loans for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the FRB, or otherwise take or permit any action which would involve a violation of any regulation of the FRB.

         4.12 Offering of Note. Neither the Company nor any agent acting for it has offered the Note or any similar obligation of the Company for sale to or solicited any offers to buy the Note or any similar obligation of the Company from any Person other than M&I, and neither the Company nor any agent acting for it will take any action which would subject the sale of the Note to the registration provisions of the Securities Act of 1933, as amended.

         4.13 Banker's Blanket Bond. Each Subsidiary that is a bank has a current and valid banker's blanket bond covering it and its operations, officers and employees.

         4.14 ERISA. The Company has no knowledge that any Plan is in noncompliance in any material respect with the applicable provisions of ERISA or the Internal Revenue Code. The Company has no knowledge of any pending or threatened litigation or governmental proceeding or investigation against or relating to any Plan, and has no knowledge of any reasonable basis for any material proceedings, claims or actions against or relating to any Plan. The Company has no knowledge that the Company has incurred any "accumulated funding deficiency" within the meaning of Section 302 (a)(2) of ERISA in connection with any Plan. The Company has no knowledge that there has been any Reportable Event or Prohibited Transaction (as such terms are defined in ERISA) with respect to any Plan, the occurrence of which would have a material adverse effect on the business or condition (financial or otherwise) of the Company, or that the Company has incurred any liability to the PBGC under Section 4062 of ERISA in connection with any Plan.

         4.15 Compliance With Laws. Each of the Company and each Subsidiary: (a) is in material compliance with all applicable Environmental Laws; and (b) is in compliance in all material respects with all other Laws applicable to the Company or any Subsidiary, their respective assets or operations.

         4.16 Investment Company Act. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an

"investment company" within the meaning of the Investment Company Act of 1940, as amended.

         4.17 Public Utility Holding Company Act. Neither the Company nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a holding company", within the meaning of the Public Utility Holding any Act of 1935, as amended.

         4.18 Subsidiaries. Schedule 4.18 hereto contains an accurate list of all of the presently existing Subsidiaries of the Company, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Company or other Subsidiaries as well as an accurate list of all investments in existing Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

                                    ARTICLE V
                               NEGATIVE COVENANTS

         From and after the date of this Loan Agreement and until the entire amount of principal of and interest due on the Loans, and all other amounts of fees and payments due under this Loan Agreement and the Note, are paid in full, without the prior written consent of M&I:

         5.1 Liens. The Company shall not incur, create, assume or permit to be created or allow to exist any Lien upon, in or on any of the stock of the Company's Subsidiaries.

         5.2 Indebtedness. The Company shall not, and shall cause each of its Subsidiaries to not, incur, create, assume or otherwise become primarily or secondarily liable, or absolutely or contingently liable, permit to exist, any Indebtedness, except for Permitted Indebtedness, unless such Indebtedness, in the case of the Company, is subordinated to the Indebtedness created under this Loan Agreement and the Note in a written subordination agreement in form and substance satisfactory to M&I.

         5.4 Pension Plans. The Company shall not, and shall cause each of its Subsidiaries to not, take, permit or omit any action with respect to any of its private pension plans which would give rise to a liability to the PBGC under the provisions of ERISA.

         5.5 Transactions with Affiliates. The Company shall not engage in any transaction with affiliate on terms materially less favorable to the Company than would be available at the time from a Person who is not an Affiliate.

                                   ARTICLE VI
                             AFFIRMATIVE COVENANTS

         From and after the date of this Loan Agreement and until the entire amount of principal of and interest due on the Loans, and all other amounts of fees and payments due under this Loan Agreement and the Note, are paid in full:

         6.1 Corporate Existence, Properties. The Company shall, and shall cause each Subsidiary to: (a) maintain its corporate existence; it being understood by the parties that mergers of current and future Subsidiaries into one another and into the Company do not constitute a violation of this Section 6.1(a); (b) comply with all applicable Laws; (c) conduct its business substantially as now conducted; (d) maintain all assets in good repair, working order and condition; and (e) maintain a standard and (e) modern system of accounting in accordance with GAAP consistently applied throughout all accounting periods.

         6.2 Reporting Requirements. The Company shall, and shall cause each Subsidiary to, furnish to M&I such information respecting the business, assets and financial condition of the Company and the Subsidiaries as M&I may reasonably request and, without request furnish to M&I:

               (a) Within 120 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by the Company's independent certified public accountants) audit report certified by independent certified public accountants, acceptable to M&I, prepared in accordance with generally accepted accounting principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and the Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by: (i) any management letter prepared by said accountants; and (ii) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Event of Default, or if, in the opinion of such accountants, any Default or Event of Default shall exist, stating the nature and status thereof.

               (b) Within 45, plus a reasonable time for delivery (not to exceed 15 days), days after the close of the first three quarterly periods of each of its fiscal years, for itself and the Subsidiaries, consolidated and consolidating unaudited balance sheet as at the close of each such period and a consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

               (c) Together with the financial statements required hereunder, a duly completed Compliance Certificate.

               (d) Simultaneously with the preparation thereof, and not more than 45 days after the close of each of the first three fiscal quarters of the Company and not more than 60 days after the close of the last fiscal quarter of the Company in each fiscal year: (i) call reports for each Banking Subsidiary in the form delivered to (A) the Federal Reserve District Bank, the Comptroller of the Currency or The Federal Deposit Insurance Corporation, as the case may be, such reports, to include the applicable Consolidated Reports of Condition and Income required by regulators and all schedules thereto; and (B) the Office of Thrift Supervision, such reports to include the applicable Thrift Financial Reports and all schedules thereto, and (ii) the Consolidated Financial Statements and the applicable Parent

Company Only Financial Statements of the Company as at the end of such quarter, each in the form delivered to the appropriate Federal Reserve District Bank and each to include all schedules thereto. The Company may transmit the information required by this paragraph (d) to M&I electronically if and when such means are readily available and as agreed to at such time by acknowledged letter between M&I and the Company.

               (e) Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished.

               (f) Promptly upon the filing thereof, copies of all registration statements an annual, quarterly, monthly or other regular reports which the Company or any of its Subsidiaries files with the Securities and Exchange Commission.

               (g) Promptly upon the receipt or execution thereof: (i) notice by the Company or any Subsidiary that (A) it has received a request or directive from any federal or state regulatory agency which requires it to submit a capital maintenance or restoration plan or restricts the payment of dividends by any Subsidiary to the Company or any other subsidiary or (B) it has submitted a capital maintenance or restoration plan to any federal or state regulatory agency or has entered into an agreement with any such agency, including, without limitation, any agreement which restricts the payment of dividends by any Subsidiary to the Company or any other Subsidiary; and (ii) copies of any such plan or agreement, unless disclosure is prohibited by the terms thereof and after the Company or such Subsidiary has in good faith attempted to obtain the consent of such regulatory agency, such agency will not consent to the disclosure of such plan or agreement to M&I.

               (h) Such other information (including non-financial information and examination reports to the extent permitted by applicable regulatory authorities) as M&I may from time to time reasonably request.

         6.3 Taxes. The Company shall, and shall cause each Subsidiary to, pay all taxes and assessments prior to the date on which penalties attach thereto, except for any tax or assessment which is either not delinquent or which is being contested in good faith and by proper proceedings and against which adequate reserves have been provided.

         6.4 Inspection of Properties and Records. The Company shall, and shall cause each Subsidiary to, permit representatives of M&I to visit any of its properties and examine any of its books and records at any reasonable time and as often as may be reasonably desired and facilitate such inspection and examination.

         6.5 Insurance. The Company shall, and shall cause each Subsidiary to, maintain insurance coverage (including public liability, larceny, forgery, embezzlement or other criminal misappropriation insurance and banker's blanket bonds) by financially sound and reputable insurers in such forms and amounts and against such risks as are customary in the case of corporations of established reputation engaged in the same or similar business and owning similar properties.

         6.6 Compliance with Laws. (a) The company shall, and shall cause each Subsidiary to, comply with the requirements of all applicable Environmental Laws, all applicable health, safety and sanitation Laws and orders of regulatory and administrative authorities with respect thereto, and without limiting the generality of the foregoing, promptly undertake and diligently pursue to completion appropriate and legally authorized remedial containment and clean-up action in the event of any release of oil or hazardous material or substance on, upon or into any real property owned, operated or in the control of the Company or any Subsidiary.

               (b) The Company shall, and shall cause each Subsidiary to, comply in all material respects with all other applicable Laws.

         6.7 Compliance with Agreements. The Company shall, and shall cause each Subsidiary to, perform and comply in all respects with the provisions of any agreement binding upon the Company, any Subsidiary or their respective assets or properties, if the failure to so perform or comply would have a material adverse effect on the condition (financial or otherwise) of the business, assets or properties of the Company or any Subsidiary.

         6.8 Notices. The Company shall:

               (a) as soon as possible and in any event within five (5) business days after the occurrence of any Default or Event of Default, notify M&I in writing of such Default or Event of Default and set forth the details thereof and the action which is being taken or proposed to be taken by the Company with respect thereto;

               (b) promptly notify M&I of the commencement of any litigation or administrative proceeding that would cause the representation and warrant of the Company contained in Section 4.7 of this Loan Agreement to be untrue;

               (c) promptly notify M&I (i) of the occurrence of any Reportable Event or Prohibited Transaction (as such terms are defined in ERISA) that has occurred with respect to any Plan, and (ii) of the institution by the PBGC or the Company of proceedings under Title IV of ERISA to terminate any Plan, if either of the foregoing could reasonably be expected to have an adverse effect on the financial condition of the Company in excess of $1,000,000; and

               (d) promptly notify M&I of the commencement of any investigation, litigation, or administrative or regulatory proceeding by, or the receipt of any notice, citation, pleading, order, decree or similar document issued by, any federal, state or local governmental agency or regulatory authority that results in, or may result in, the termination or suspension for any license or permit necessary to the Company's or any Subsidiary's business, or that imposes, or may result in the imposition of, a material fine or penalty on the Company or any Subsidiary.

         6.9 Use of Proceeds. The Company shall use the proceeds of the Loans solely for the purposes set forth in Section 2.1(c) of this Loan Agreement.

         6.10 Risk-Based Capital/Risk-weighted Assets. The Company and its Banking Subsidiaries shall maintain as of the last day of each fiscal quarter a consolidated ratio of risk-based capital to weighted-risk assets, as defined by Regulatory agencies having jurisdiction over the Company and its Banking Subsidiaries or in guidelines published by the FRB, of not less than 10.0%. In the event that the Company's and its Banking Subsidiaries' ratio is less than 10%. but 9.34% or higher, it shall not constitute an Event of Default hereunder if the Company and its Banking Subsidiaries shall achieve a ratio of at least 10% within ninety days after the occurrence of the Default. In the event that the Company's and its Banking Subsidiaries, ratio is less than 9.34% but 8.67% or higher, it shall not constitute an Event of Default hereunder if the Company and its Banking Subsidiaries shall achieve a ratio of at least 10% within sixty days after the occurrence of the Default. In the event that the Company's and its Banking Subsidiaries' ratio is less than 8.67% but 8% or greater, then it shall not constitute an Event of Default hereunder if the Company and its Banking Subsidiaries sha11 achieve a ratio of at least 10% within thirty days after the occurrence of the Default. It shall constitute an immediate Event of Default hereunder in the event that the Company's and its Banking Subsidiaries' ratio is less than 8%. It shall constitute an Event of Default hereunder in the event that the Company and its Banking Subsidiaries have not achieved a ratio of at least 10% within the applicable grace period provided by this Section 6.10.

         6.11 Tier 1 Capital/Risk-Weighted Assets. The Company and its Banking Subsidiaries shall maintain as of the last day of each fiscal quarter a consolidated ratio of tier 1 capital to weighted-risk assets, as defined by regulatory agencies having jurisdiction over the Company and its Banking Subsidiaries or in guidelines published by the FRB, in an amount not less than 6.0%. In the event that the Company's and its Banking Subsidiaries' ratio is less than 6% but 5.34% or higher, it shall not constitute an Event of Default hereunder if the Company and its Banking Subsidiaries shall achieve a ratio of at least 6% within ninety days after the occurrence of the Default. In the event that the Company's and its Banking Subsidiaries' ratio is less than 5.34% but 4.67%; or higher, it shall not constitute an Event of Default hereunder in the event that the Company and its Banking Subsidiaries shall achieve a ratio of at least 6% within sixty days after the occurrence of the Default. In the event that the Company's and its Banking Subsidiaries' ratio is less than 4.67% but equal to or greater than 4%, it shall not constitute an Event of Default hereunder if the Company and its Banking Subsidiaries shall achieve a ratio of at least 6% within thirty days after the occurrence of the Default. It shall constitute an immediate Event of Default hereunder in the event that the Company's and its Banking Subsidiaries' ratio is less than 4%. It shall constitute an Event of Default hereunder in the event that the Company and its Banking Subsidiaries have not achieved a ratio of at least 6% within the applicable grace period provided by this Section 6.11.

         6.12 Tier 1 Capital/Average Total Assets. The Company and its Banking Subsidiaries shall maintain as of the last day of each fiscal quarter a consolidated ratio of tier 1 capital to average total assets, as defined by regulatory agencies having jurisdiction over the Company and its Banking Subsidiaries or in guidelines published by the FRB, in an amount not less than 5%. In the event that the Company's and its Banking Subsidiaries' ratio is less than 5% but 4.66% or higher, it shall not constitute an Event of Default hereunder if the Company and its Banking Subsidiaries shall achieve a ratio of not less than 5% within ninety days after the occurrence of the Default. In the event that the Company's and its Banking subsidiaries' ratio is less than 4.66% but 4.33% or higher, it shall not constitute an Event of Default hereunder if the Company and its Banking Subsidiaries shall achieve a ratio of not less than 5% within sixty days after the occurrence of the Default. In the event that the Company's and its Banking Subsidiaries' ratio is less than 4.33% but 4.0% or higher, it shall not constitute an Event of Default hereunder if the Company and its Banking Subsidiaries shall achieve a ratio of at least 5% within thirty days after the occurrence of the Default. It shall constitute an immediate Event of Default hereunder in the event that the Company's and its Banking Subsidiaries' ratio is less than 4%. It shall constitute an Event of Default hereunder in the event that the Company and its Banking Subsidiaries have not achieved a ratio of at least 5% within the applicable grace period provided by this Section 6.12.

         6.13 Non-Performing Loans/Total Loans. The Company and its Banking Subsidiaries shall maintain as of the last day of each fiscal quarter a consolidated ratio of Non-Performing Loans to total loans, as defined by regulatory agencies having jurisdiction over the Company and its Banking Subsidiaries or in guidelines published by the FRB or other applicable regulator agency, of not greater than 3.0%.

         6.14 Return on Average Assets. The Company and its Subsidiaries shall maintain as of the last day of each fiscal quarter a consolidated return on average assets (excluding non-recurring charges to expense), as defined by regulatory agencies having jurisdiction over the Company and its Subsidiaries or in guidelines published by the FRB or other applicable regulatory agency, in an amount not less than 0.75% for the two just-ended consecutive fiscal quarters.

         6.15 Consolidation or Merger. The Company shall not consolidate with or merge into any other person, or permit another Person to merge into it, or acquire substantially all of the assets of any other Person, whether in one or a series of transactions, unless (a) at the time of any such proposed transaction no Default or Event of Default has occurred and is then existing hereunder and after taking into account any such merger or consolidation, no Default or Event of Default would exist, without giving effect to any grace periods provided herein, and (b) the Company or any Subsidiary is the surviving entity.

         6.16 Calculation of Covenants. For purposes of determining compliance with Sections 6.10, 6.11 and 6.12 hereof, the Company may take advantage of only one grace period as provided in the relevant Section. That is, for example, if the Company is in default of Section 6.10 because its ratio of risk-based capital to weighted-risk assets is less than 8.67% but 8% or greater, the Company must achieve a ratio of not less than 10% within the 30-day cure period provided in Section 6.10 and the Company shall not be provided an additional cure period in the event that the Company achieves a higher ratio but such higher ratio is not at least 10%.

                                   ARTICLE VII
                                    REMEDIES


         7.1 Acceleration. (a) Upon the occurrence of an Automatic Event of Default, then, without notice, demand or action of any kind by M&I: (i) the obligation of M&I to make any Loans under this Loan Agreement shall automatically and immediately terminate; and (ii) the entire amount of unpaid principal of, and accrued and unpaid interest on, the Note, and the entire amount of unpaid fees and expenses under this Loan Agreement, shall be automatically and immediately due and payable.

             (b) Upon the occurrence of a Notice Event of Default, M&I may, upon written notice and demand to the Company: (i) terminate its obligation to make any Loans under this Loan Agreement; and (ii) declare the entire amount of unpaid principal of, and accrued and unpaid interest on, the Note, and the entire amount of unpaid fees and expenses under this Loan Agreement, immediately due and payable.

             7.2 Remedies Not Exclusive. No remedy herein conferred upon M&I is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Loan Agreement or the Note or now or hereafter existing at law or in equity. No failure or delay on the part of M&I in exercising any right or remedy shall operate as a waiver thereof nor shall any single or partial exercise of any right preclude other or further exercise thereof or the exercise of any other right or remedy.

             7.3 Setoff. The Company agrees that M&I shall have all rights of set-off and bankers' Lien provided by applicable Law, and in addition thereto, the Company agrees that if at any time any payment or other amount owing by the Company under the Note or this Loan Agreement is then due to M&I, M&I may apply to the payment of such payment or other amount any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with M&I.

             7.4 M&I's Right to Cure Default. In case of failure by the Company to procure or maintain insurance, M&I shall have the right, but shall not he obligated, to effect such insurance, and, in that event, the cost thereof shall be payable by the Company to M&I immediately upon demand together with interest at an annual rate equal to the Prime Rate plus two percent (2%) (to the extent permitted by applicable Law) from the date of disbursement by M&I to the date of payment by the Company.

                                  ARTICLE VIII
                                  MISCELLANEOUS

             8.1 Expenses and Attorneys' Fees. The Company shall pay all reasonable fees and expenses incurred by M&I and any loan participant, including the reasonable fees of counsel, in connection with the preparation, issuance, maintenance and amendment of this Loan Agreement and the Note and the consummation of the transactions contemplated by this Loan Agreement, and the administration (including, without limitation, matters related to waivers), protection and enforcement of M&I's rights under this Loan Agreement and the Note, including without limitation the protection and enforcement of such rights (before and after judgment) in any bankruptcy, reorganization or insolvency proceeding involving the Company or any Subsidiary. The Company further agrees to pay on demand all reasonable internal fees and accountants' fees incurred M&I in connection with the enforcement of this Loan Agreement, the Note, or any other documents or materials to be delivered by the Company to M&I pursuant to this Loan Agreement.

             8.2 Assignability; Successors. The Company's rights and liabilities under this Loan Agreement are not assignable or delegable, in whole or in part, without the prior written consent of M&I. The provisions of this Loan Agreement shall inure to the benefit of M&I and its successors and assigns and shall be binding upon the Company and its permitted successors and assigns.

             8.3 Survival. All agreements, representations and warranties made in this Loan Agreement or in any document delivered pursuant to this Loan Agreement shall survive the execution and delivery of this Loan Agreement, the issuance of the Note and the delivery of any such document.

             8.4 Governing Law. This Loan Agreement, the Note and the other instruments, agreements and documents issued pursuant to this Loan Agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Wisconsin applicable to agreements made and wholly performed within such state.

             8.5 Counterparts; Headings. This Loan Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The table of contents and article and section headings in this Loan Agreement are inserted for convenience of reference only and shall not constitute a part of this Loan Agreement.

             8.6 Entire Agreement. This Loan Agreement and the Note and the other documents referred to herein and therein contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth in this Loan Agreement. This Loan Agreement supersedes all prior negotiations, agreements and undertakings between the parties with respect to such subject matter.

             8.7 Notices. All communications or notices required or permitted by this Loan Agreement shall be in writing and shall be deemed to have been given:
(a) upon delivery if hand delivered, or (b) upon deposit in the United States mail, postage prepaid, or with a nationally recognized overnight commercial carrier, air bill prepaid, or (c) upon transmission if by facsimile, provided that such transmission is promptly confirmed by hand delivery, mail or courier as provided above, and each such communication or notice shall be addressed as follows, unless and until any party notifies the other in accordance with this
Section 8.7 of a change of address:

If to the Company:                        AMCORE Financial, Inc.
                                          501 Seventh Street
                                          P.O. Box 1537
                                          Rockford, Illinois 61110-0037
                                          Attention: John R. Hecht
                                                     Executive VP & CFO

If to M&I:                                M&I Marshall & Ilsley Bank
                                          770 North Water Street
                                          Milwaukee, Wisconsin 53202
                                          Attention: Mr. Douglas Gallun


             8.8 Amendment. No amendment of this Loan Agreement shall be effective unless in writing and signed by the Company and M&I.

             8.9 Taxes. If any transfer or documentary taxes, assessments or charges levied by any governmental authority shall be payable by reason of the execution, delivery or recording of this Loan Agreement, the Note or any other document or instrument issued or delivered pursuant to this Loan Agreement, the Company shall pay all such taxes, assessments and charges, including interest and penalties, and hereby indemnifies M&I against any liability therefor.

             8.10 Accounting Terms. All accounting terms used in this Loan Agreement shall be construed in accordance with GAAP consistent with those used in the preparation of the financial statements referred to in Section 6.2 of this Loan Agreement.

             8.11 Severability. Any provision of this Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Loan Agreement in such jurisdiction or affecting the validity or enforceability of any provision in any other jurisdiction.

             8.12 Indemnification. The Company hereby indemnifies, agrees to defend and holds M&I harmless from and against all loss, liability, damage and expense, including costs associated with administrative and judicial proceedings and attorneys', fees, suffered or incurred by M&I on account of: (i) the Company's or any Subsidiary's failure to comply with any Environmental Law, or any order of any regulatory or administrative authority with respect thereto;
(ii) any release of petroleum products or hazardous materials or substances on, upon or into real property owned, operated or controlled by the Company or any Subsidiary; and (iii) any and all damage to natural resources or real property or harm or injury to Persons resulting or alleged to have resulted from any failure to comply or any release of petroleum products or hazardous materials or substances as described in clauses (i) and (ii) above. All indemnities set forth in this Loan Agreement shall survive the execution and delivery of this Loan Agreement and the Note and the making and repayment of the Loans.

             8.13 WAIVER OF RIGHT TO JURY TRIAL. M&I AND THE COMPANY ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LOAN AGREEMENT OR THE NOTE OR WITH RESPECT TO THE TRANSACTION CONTEMPLATED HEREBY AND THEREBY WOULD BE BASED UPON DIFFICULT AND COMPLEX ISSUES AND, THEREFORE, THE PARTIES AGREE THAT ANY LAWSUIT ARISING OUT OF ANY SUCH CONTROVERSY SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

     8.14 SUBMISSION TO JURISDICTION; SERVICE OF PROCESS. AS A MATERIAL INDUCEMENT TO M&I TO ENTER INTO THIS LOAN AGREEMENT:

          (a) THE COMPANY AGREES THAT ALL ACTIONS OR PROCEEDINGS IN ANY MANNER RELATING TO OR ARISING OUT OF THIS LOAN AGREEMENT OR THE NOTE MAY BE BROUGHT ONLY IN COURTS OF THE STATE OF WISCONSIN LOCATED IN MILWAUKEE COUNTY OR THE FEDERAL COURT FOR THE EASTERN DISTRICT OF WISCONSIN, AND THE COMPANY CONSENTS TO THE JURISDICTION OF SUCH COURTS. THE COMPANY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH COURT AND ANY RIGHT IT MAY HAVE NOW OR HEREAFTER HAVE TO CLAIM THAT ANY SUCH ACTION OR PROCEEDING IS IN AN INCONVENIENT COURT; and

          (b) The Company consents to the service of process in any such action or proceeding by certified mail sent to the address specified in Section 8.7.

          (c) Nothing contained herein shall affect the right of M&I to serve process in any other manner permitted by law or to commence an action or proceeding in any other jurisdiction.

     8.15 Participation. M&I may grant a silent participation in any part of the Loans to any bank or banks; provided that such participants shall have no direct relationship with the Company and shall not have approval rights with respect to the terms of the relationship or the Loans between M&I and the Company. M&I will provide the Company with notice of any participation in the Loans it has made.

     8.16 Prior Loan Agreements. This Loan Agreement replaces in their entirety any prior loan agreements executed by the Company and M&I and all such other loan agreements are hereby terminated.

                                   Exhibit B

                              LINE OF CREDIT NOTE

$50,000,000                                                 Milwaukee, Wisconsin
                                                               December 31, 1999



         FOR VALUE RECEIVED, AMCORE FINANCIAL, INC., a Nevada corporation (the "Company") hereby promises to pay to the order of M&I MARSHALL & ILSLEY BANK ("M&I"), the principal sum of FIFTY MILLION DOLLARS ($50,000,000), or such lesser amount of loans which remain outstanding under this Note, on April 30, 2000.

         The unpaid principal shall bear interest from the date hereof until paid at an annual rate, computed on the basis of a 360-day year, as provided in the Loan Agreement referenced below. Interest accrued on the outstanding principal balance shall be payable on the fifth day of each month, commencing on January 5, 2000, and continuing thereafter until the outstanding principal balance is repaid in full, with all accrued interest paid with the final payment of principal.

         In the event that any amount of the principal of, or interest on, this
Note is not paid when due (whether at stated maturity, by acceleration or otherwise), the entire principal amount outstanding under this Note shall bear interest, in addition to the interest otherwise payable hereunder, at an annual rate of two percent (2%) from the day following the due date until all such overdue amounts have been paid in full.

         Payments of principal, interest and other amounts due hereunder are to be made in lawful money of the United States of America to M&I at 770 N. Water Street, Milwaukee, Wisconsin 53202, Attention: Correspondent Banking, or at such other place as the holder shall designate in writing to the Company.

         The maker and all endorsers hereby severally waive presentment for payment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note. The Company hereby agrees to pay all reasonable fees and expenses incurred by M&I or any subsequent holder, including the reasonable fees of counsel, in connection with the protection and enforcement of the rights of M&I or any subsequent holder under this Note, including without limitation the collection of any amounts due under this Note and the protection and enforcement of such rights (before or after judgment) in any bankruptcy, reorganization or insolvency proceeding involving the Company.

         This Note constitutes the Line of Credit Note issued pursuant to a Loan Agreement (the "Loan Agreement") dated as of December 31, 1999, as amended from time to time, by and between M&I and the Company, to which Loan Agreement reference is hereby made for a statement of the terms and conditions under which the Line of Credit Loans evidenced hereby may be made and a description of the terms and conditions upon which this Note may be prepaid in whole or in part. In case an Event of Default, as defined in the Loan Agreement, shall occur, the entire unpaid principal and accrued interest may be automatically due and payable or may be declared due and payable as provided in the Loan Agreement.

     This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Wisconsin applicable to contracts made and wholly performed within such state.

                              AMCORE FINANCIAL, INC.



                              By: /s/ JOHN R. HECHT
                                 ---------------------------------
                              Name: John R. Hecht
                                   -------------------------------
                              Title:  EVP & CFO
                                    ------------------------------

                                  SCHEDULE 4.18

                       SUBSIDIARIES AND OTHER INVESTMENTS

                             AMCORE FINANCIAL, INC.
                   CUSTOMER FOCUSED ORGANIZATIONAL STRUCTURE

                                                              ----------------------------------
                                                                       MID-STATES TITLE
                                                                        COMPANY, INC.
                                                              ----------------------------------
                                                                  (Illinois)

                          ----------------------------------  ----------------------------------  ----------------------------------
                                  AMCORE BANK, N.A.                     ARP HOLDINGS,                  AMCORE REAL PROPERTIES,
                          ----------------------------------                 LLC                                 LLC
                              2098 (National) 36-1256873      ----------------------------------  ----------------------------------
                                                                  2927 (Delaware) 36-4286368           2801 (Delaware) 36-4286365

                                                              ----------------------------------
                                                                            AMCORE
                                                                        MORTGAGE, INC.
                                                              ----------------------------------
                                                                  2095 (Nevada) 36-3509557

                                                              ----------------------------------
                                                                       AFI NEVADA, INC.
                                                              ----------------------------------
                                                                  2051 (Nevada) 88-0273424

                                                              ----------------------------------
                                                                    AIG LIQUIDATION, CORP.
                                                              ----------------------------------
                                                                  2082 (Illinois) 36-3950761

                                                              ----------------------------------
                                                                 BF FINANCIAL SERVICES, INC.
                                                              ----------------------------------
                                                                  2027 (Wisconsin) 39-1647501

----------------------------------                            ----------------------------------
              AMCORE                                                  AMCORE INVESTMENT
         FINANCIAL, INC.                                                SERVICES, INC.
----------------------------------                            ----------------------------------
      2096 (Nevada) 36-3183870                                    2088 (Illinois) 36-3732482

                                                              ----------------------------------
                                                                     INVESTORS MANAGEMENT
                          ----------------------------------             GROUP, LTD.
                                  AMCORE INVESTMENT           ----------------------------------
                                     GROUP, N.A.                  2079 (Iowa) 42-1181760
                          ----------------------------------
                              2085 (National) 36-3711688      ----------------------------------
                                                                     INVESTORS MANAGEMENT
                                                                         GROUP, LTD.
                                                              ----------------------------------
                                                                  2087 (Illinois) 36-3849299

                                                              ----------------------------------
                                                                        AMCORE CAPITAL
                                                                         VALUE, INC.
                                                              ----------------------------------
                                                                  2085 (Iowa) 42-1391737
                          ----------------------------------
                                   AMCORE CONSUMER
                                FINANCE COMPANY, INC.
                          ----------------------------------
                              2098 (Nevada) 36-3664396

                          ----------------------------------  -----------------------------------------
                                  AMCORE INVESTMENT           Footnotes
                                    BANKING, INC.             -----------------------------------------
                          ----------------------------------  (1) Inactive.
                              2088 (Illinois) 36-3860810      (2) RC 5015
                                                              (3) RC 8911
                          ----------------------------------  (4) Statutory business ("Grantor") trust.
                                   AMCORE FINANCIAL           -----------------------------------------
                                  LIFE INSURANCE CO.
                          ----------------------------------
                              2083 (Arizona) 86-0482859

                          ----------------------------------
                                    AMCORE CAPITAL
                                       TRUST I
                          ----------------------------------
                              2800 (Delaware) 36-7185946